                                                                    Exhibit 99.1
                                                                    ------------

CAM DATA SYSTEMS, INC.
17520 Newhope Street
Fountain Valley, CA  92708

            CAM RAISES $8M IN EQUITY PRIVATE PLACEMENT TO FUEL GROWTH

FOR IMMEDIATE RELEASE

MARCH 28, 2000

CONTACT: DAVID FROSH, PRESIDENTCAM DATA SYSTEMS, INC.714-241-9241 EXT. 282


(FOUNTAIN VALLEY, CA) CAM Data (NASDAQ: CADA) announced today that it has closed an $8 million equity private placement with a group of institutional investors. The shares sold in the private placement were sold at a price of $16 per share, with registration rights that call for the shares to be registered within 90 days of the closing. The agreement on pricing for the private equity placement was based on a 60 day trailing average of the closing price of the Company's stock less 15% or $16 per share, whichever was greater at the time of the close. After expenses, net proceeds to the Company are expected to be approximately $7.6 million. Under the agreement, each purchaser of ten shares of common stock in the private placement will also receive "warrants" to purchase an additional seven shares at $24.9375 per share. If all warrants are exercised in the future, it will raise an additional $8.4 million for the Company. The Company received $4 million in funding upon the close while the remaining $4 million will be realized upon the completion of registration of the private placement shares.

The proceeds will be utilized to more aggressively expand the Company's market share and mind share for new and existing products. These include CAM's new i.STAR Internet Storefront product that seamlessly integrates with CAM's back office Retail STAR retail management system at the database level. i.STAR allows a small retailer to simply and affordably create their own very professional e-commerce site, that provides a shared shopping experience for customers between the retailer's brick and mortar stores and their i.STAR on-line storefront. The i.STAR site which is part of the retailers back office retailing and Point of Sale system, is completely "remote authored" from the Retail STAR system and can be developed in its entirety very quickly without the help of a web master. The funds will also be used to accelerate the Company's successful Retail ICE software seeding strategy that lays the foundation for future sales of Retail STAR, i.STAR, and new transaction-based services.

"We feel we have some fantastic new products and market strategies resulting in compelling opportunities that dictate us stepping up our efforts to realize our potential sooner rather than later while we have first mover advantage," stated Geoff Knapp, CEO of CAM Data. "While our cash position was already strong for a company our size, we did not feel it was adequate for the more aggressive strategy we have planned. Furthermore, this financing helps us improve our capital structure by increasing the float and the number of shares outstanding. This is something that the investment community has repeatedly told us we need to do in order to increase the visibility and attractiveness of our company to Wall Street and to enhance liquidity for shareholders. We had many opportunities for obtaining additional financing and were fortunate to attract what I believe are a high quality group of institutions to our Company. The quality of our investment partners was a major factor in our decision to move forward with this financing."



ABOUT CAM DATA SYSTEMS

CAM Data Systems, Inc., which is in the process of changing its name to CAM Commerce Solutions, provides total commerce solutions for traditional as well as web retailers that are based on the Company's open architecture software products for managing inventory, point of sale, sales transaction processing, and accounting. These solutions often include hardware, installation, training, service, and consulting provided by the Company. You can visit CAM Data at WWW.CAMDATA.COM


IMPORTANT INFORMATION

The statements made in this press release could be forward looking statements based on expectations that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include the following: economic conditions; competitive factors and pricing pressures; changes in product mix; technological developments affecting the Company's operations, market and products; and other factors discussed in the Company's filings with the Securities and Exchange Commission.